AMENDED AND RESTATED

ANNEX A

to the

DISTRIBUTION AGREEMENT

Effective as of January 24, 2014

Portfolios:

RS China Fund

RS Emerging Markets Fund

RS Emerging Markets Small Cap Fund*

RS Floating Rate Fund

RS Global Fund

RS Global Natural Resources Fund

RS Growth Fund

RS High Income Municipal Bond Fund

RS High Yield Fund

RS International Fund

RS Investment Quality Bond Fund

RS Investors Fund

RS Large Cap Alpha Fund

RS Low Duration Bond Fund

RS Mid Cap Growth Fund

RS Partners Fund

RS Select Growth Fund

RS Small Cap Equity Fund

RS Small Cap Growth Fund

RS Strategic Income Fund

RS Tax-Exempt Fund

RS Technology Fund

RS Value Fund

*	The Agreement shall remain in effect with respect to the Portfolio for a period of two (2) years from the date of execution of this Amended and Restated Annex A, unless sooner terminated in accordance with Section 10 of the Agreement, and shall continue in effect from year to year thereafter in respect of the Portfolio so long as such continuation is approved at least annually in accordance with the terms of the Agreement.

This Annex A is hereby amended and restated to add RS Emerging Markets Small Cap Fund as a Portfolio under the Agreement, effective as of the 24th day of January, 2014.

RS INVESTMENT TRUST		GUARDIAN INVESTOR SERVICES LLC

By:	/s/ Matthew H. Scanlan	By:	/s/ John H. Walter
Name: Title:	Matthew H. Scanlan President	Name: Title:	John H. Walter SVP & CFO